As filed with the Securities and Exchange Commission on February 1, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Triple-S Management Corporation
(Exact name of registrant as specified in its charter)

Puerto Rico	66-0555678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1441 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920
(Address of registrant’s principal executive offices)

Triple-S Management Corporation 2007 Incentive Plan (No. 333-151032)
Triple-S Management Corporation 2017 Incentive Plan (No. 333-217891)
Triple-S Management Corporation 2017 Incentive Plan (No. 333-249373)
(Full titles of the plans)

Roberto García-Rodríguez
President and Chief Executive Officer
Triple-S Management Corporation
1441 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920
(787) 749-4949
(Name, address and telephone number of agent for service)

Copies to:

Minh Van Ngo Andrew M. Wark Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	Charles Joseph GuideWell Mutual Holding Company 4800 Deerwood Campus Parkway Jacksonville, Florida 32246 (904) 905-6156

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements of Triple-S Management Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

●
Registration Statement No. 333-151032, registering 4,700,000 shares of Class B Common Stock of the Company, par value $1.00 per share (“Common Stock”), issuable pursuant to the Triple-S Management Corporation 2007 Incentive Plan, filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2008;

●
Registration Statement No. 333-217891, registering 1,965,000 shares of Common Stock issuable pursuant to the Triple-S Management Corporation 2017 Incentive Plan (the “2017 Plan”), filed with the Commission on May 11, 2017; and

●	Registration Statement No. 333-249373, registering 1,100,000 shares of Common Stock issuable pursuant to the 2017 Plan, filed with the Commission on October 7, 2020.

On August 23, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, GuideWell Mutual Holding Corporation, a Florida not-for-profit mutual insurance holding company (“GuideWell”), and GuideWell Merger, Inc., a Delaware corporation and a wholly owned subsidiary of GuideWell (“Merger Sub”).  On February 1, 2022, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GuideWell.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Stock registered under the Registration Statements but not sold under the Registration Statements as of the filing date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on February 1, 2022.

Triple-S Management Corporation

By:	/s/ Roberto García-Rodríguez
	Name:	Roberto García-Rodríguez
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.